                                                                    Exhibit 99.1

DAVE & BUSTER'S, INC. APPARENT WINNER OF AUCTION FOR MALL-BASED JILLIAN'S LOCATIONS

DALLAS--September 22, 2004--Dave & Buster's, Inc. (NYSE: DAB) announced today that it is the apparent winner in an auction for certain of the assets operated by Jillian's Entertainment Holdings. The auction was held on September 21 in the United States Bankruptcy Court for the Western District of Kentucky. The court has scheduled a sale order hearing on Thursday morning, September 23, at which the company expects to be confirmed as the winning bidder.

The company and Gemini Investors III jointly bid approximately $65 million for all of the auctioned assets. Subject to the completion of documentation and the issuance of the sale order, the Company expects to be the purchaser of the Jillian's mall-based locations and the Jillian's tradename (at a purchase price of approximately $47 million), and Gemini Investors to be the purchaser of the Jillian's urban locations.

Celebrating over 21 years of operations, Dave & Buster's was founded in 1982 and is one of the country's leading upscale, restaurant/entertainment concepts with 33 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation, is available on the company's website, www.daveandbusters.com.

For more information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

"Safe Harbor" Statements Under the Private Securities Litigation Reform Act of 1995. Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "believes," "intends," "should," or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.